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                                   EXHIBIT 4.2

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of September 11, 2000, between VIRGINIA GAS COMPANY, a Delaware corporation (the "Issuer"), and NUI CAPITAL CORP., a Florida corporation (the "Grantee").


                             W I T N E S S E T H :

         WHEREAS, as a condition to, and contemporaneous with the execution of, that certain Revolving Credit Note, of even date herewith, made by Issuer in favor of Grantee (the "Note"), and pursuant to that certain Agreement and Plan of Reorganization dated as of June 13, 2000, by and among NUI Corporation ("NUI"), VGC Acquisition, Inc. and Issuer (the "Agreement"), the parties are entering into this Stock Option Agreement pursuant to which Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

         WHEREAS, pursuant to that certain Stock Option Agreement, dated as of July 12, 2000, Issuer granted to Grantee an unconditional, irrevocable option to purchase up to 275,245 shares of common stock, par value $.001 (the "Common Stock") of Issuer, which option shall remain outstanding in accordance with its terms notwithstanding the execution of this Stock Option Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, in the Note and in the Agreement, the parties hereto agree as follows:

         1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 820,230 fully paid and nonassessable shares of Common Stock at a price of $3.5125 per share (such price, as adjusted if applicable, the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock, without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. The Grantee acknowledges and agrees that the grant of the Option hereunder by Issuer does not violate Section 6.1(a)(i) of the Agreement.

            (a) The Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Triggering Event (as hereinafter defined); PROVIDED, HOWEVER, that the Option will terminate and be of no further force or effect upon the earliest to occur of: (i) the Effective Time or (ii) in the absence of an Event of Default (as defined in the Note) under the Note, any termination of the Agreement under circumstances in which NUI is entitled to the reimbursement of Out of Pocket Expenses and the termination fee contemplated in the first sentence of Section 8.3(a) of the Agreement (provided that the Option may only be terminated after such time as NUI has received full and final payment of such amounts). The date on which the Option terminates is referred to hereinafter as the "Exercise Termination Event." Notwithstanding the occurrence of an Exercise Termination Event, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the Exercise Termination Event and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

            (b) The term "Triggering Event" shall mean any of the following events occurring after the date hereof:

            (1) Any termination of the Agreement under circumstances in which NUI is not entitled to the reimbursement of Out of Pocket Expenses and the termination fee contemplated in the first sentence of
            Section 8.3(a) of the Agreement;

            (2) Any termination of the Agreement under circumstances in which NUI is entitled to the reimbursement of Out of Pocket Expenses and the termination fee contemplated in the first sentence of Section 8.3(a) of the Agreement but NUI did not receive full and final payment of such amounts when due pursuant to Section 8.3(a) of the Agreement; or

            (3) The occurrence of an Event of Default (as defined in the Note) under the Note.

            (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Grantee to exercise the Option.

            (d) If the Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date (not earlier than three business days nor later than 60 business days from the Notice Date) for the closing of such purchase (the "Closing Date); PROVIDED that if prior notification to or approval of any governmental authority or regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), is required in connection with such purchase, Issuer and the Grantee shall cooperate to promptly file the required notice or application for approval and expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the later of (A) the date on which any required notification periods have expired or been terminated and
(B) the date on which such approvals have been obtained and any requisite waiting period or periods shall have expired. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.


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            (e) At the closing referred to in subsection (d) of this Section 1, the Grantee shall pay to Issuer the aggregate Option Price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer; PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Grantee from exercising the Option. At Grantee's option, Grantee may pay any portion of the Option Price by offsetting such Option Price against amounts outstanding under the Note.

            (f) At such closing, Issuer shall deliver to the Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee (registered in the name of the Grantee, its assignee or other designee) and, if the Option should be exercised in part only, a new Option evidencing the rights of the Grantee thereof to purchase the balance of the shares purchasable hereunder.

            (g) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended. In addition, the shares represented by this certificate are entitled to certain benefits under an agreement between NUI Capital Corp. and the Issuer. A copy of such agreement is on file at the principal office of the Issuer and will be provided to the registered holder hereof without charge upon receipt by the Issuer of a written request therefor."

Issuer shall, upon written request of the Grantee, issue a new certificate evidencing such shares of Common Stock without the first sentence of such legend in the event that (i) the sale of such Common Stock has been registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or (ii) the Grantee shall have delivered to Issuer an opinion of counsel, which opinion shall, in Issuer's reasonable judgment, be satisfactory in form and substance to Issuer, to the effect that subsequent transfers of such shares of Common Stock may be effected without registration under the 1933 Act.

            (h) Upon the giving by the Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (d) of this Section 1 and the tender of the applicable purchase price in immediately available funds, the Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Grantee. Issuer shall pay all expenses, and any and all United States Federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 1 in the name of the Grantee or its assignee, transferee or designee.


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         2. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by amendment to its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (B) in the event prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with the Grantee in preparing such applications or notices and providing such information to each such Governmental Entity as it may require) in order to permit the Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Grantee against dilution.

         3. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Stock Option Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Stock Option Agreement, if mutilated, Issuer will execute and deliver a new Stock Option Agreement of like tenor and date. Any such new Stock Option Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Stock Option Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         4. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 4. In the event of any change in the Common Stock prior to an Exercise Termination Event by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the purchase price per share provided in Section 1 of this Stock Option Agreement, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of the Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. In the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of the Common Stock, subject to the foregoing, proper provision shall be made so that the Grantee would have the same election or similar rights as would the holder of the number of shares of the Common Stock for which the Option is then exercisable.

         5. Upon the occurrence of a Triggering Event, Issuer shall, at the request of Grantee delivered within two years (or such later date as may be provided pursuant to Section 6) of such Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly


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prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective until such time as all Option Shares have been sold or otherwise disposed of by Grantee. Grantee shall have the right to demand two such registrations. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Grantee's Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that, after any such required reduction, the number of Option Shares to be included in such offering for the account of the Grantee shall constitute at least 25% of the total number of shares to be sold by the Grantee and Issuer in the aggregate; PROVIDED, FURTHER, HOWEVER, that if such reduction occurs, then the Issuer shall file a registration statement for the balance of such Option Shares as promptly as practicable and no reduction shall thereafter occur.

         6. The time periods for exercise of certain rights under Sections 1 and 5 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal ban to the exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act of 1934, as amended (the "1934 Act"), by reason of such exercise.

         7. Issuer hereby represents and warrants to Grantee as follows:

            (i) Issuer has full corporate power and authority to execute and deliver this Stock Option Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer.

            (j) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Stock Option Agreement in accordance with its terms will have reserved for issuance upon the exercise


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of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

         8. This Stock Option Agreement shall bind, and be enforceable by or against, the parties hereto and their successors and permitted assigns. The rights and obligations of the parties hereto may only be assigned as follows:

            (k) The rights and obligations of Issuer hereunder may not be assigned; PROVIDED, HOWEVER, that, notwithstanding the foregoing, such rights and obligations shall be automatically assigned to, and assumed by, any successor to all or substantially all of the assets of Issuer (whether by merger, consolidation, purchase of Issuer's capital stock or otherwise) and proper provision shall be made in the agreements governing any such transaction to give effect to the foregoing.

            (l) The rights and obligations of the Grantee hereunder may be assigned, in whole or in part and at any time, at the discretion of the Grantee, in which event all references to "Grantee" shall mean and include any such assignee thereof.

            (m) Any attempted assignment not in accord with the foregoing provisions shall be void and of no effect.

         9. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Stock Option Agreement, including, without limitation, making application to list the shares of Common Stock issuable hereunder on The Nasdaq SmallCap Market or such other exchange or market on which the Common Stock of Issuer may be listed upon official notice of issuance and making any necessary applications to any Governmental Entities for approval to acquire the shares issuable hereunder.

         10. The parties recognize and agree that if for any reason any of the provisions of this Stock Option Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction or injunctions restraining any violation or threatened violation of the provisions of this Agreement and to enforce specifically the terms and provisions hereof.

         11. If any term, provision, covenant or restriction contained in this Stock Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Stock Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Grantee is not permitted to acquire the full number of shares of


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Common Stock provided in Section 1 hereof (as adjusted pursuant to Section 4 hereof), it is the express intention of Issuer to allow the Grantee to acquire or to require Issuer to repurchase the maximum number of shares as may be permissible.

         12. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Agreement.

         13. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         14. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         15. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         16. Except as otherwise expressly provided herein or in the Agreement or the Note, this Stock Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. Nothing in this Stock Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Stock Option Agreement, except as expressly provided herein.

         17. Capitalized terms used in this Stock Option Agreement and not defined herein shall have the meanings assigned thereto in the Agreement.

                  [Remainder of page intentionally left blank]



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         IN WITNESS WHEREOF, each of the parties has caused this Stock Option
Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                 VIRGINIA GAS COMPANY, as Issuer

                                 By: /s/ MICHAEL L. EDWARDS
                                     ----------------------------------------
                                 Name: MICHAEL L. EDWARDS
                                       --------------------------------------
                                 Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                        -------------------------------------


                                 NUI CAPITAL CORP., as Grantee

                                 By:  /s/ JAMES R. VAN HORN
                                    -------------------------------
                                 Name: JAMES R. VAN HORN
                                       ----------------------------
                                 Title:  VICE PRESIDENT
                                        ---------------------------




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